UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Keystone Automotive Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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As previously announced in our Quarterly Report on Form 10-Q filed August 2, 2007, two putative class action law suits captioned Lynch v. Keystone Automotive Industries, Inc., Case No. BC374399 and Shoys v. Keystone Automotive Industries, Inc., Case No. BC374480, were filed in the Superior Court of the State of California, County of Los Angeles in connection with Keystone Automotive Industries, Inc.’s (the “Company” or “Keystone”) proposed merger with LKQ Corporation (“LKQ”) pursuant to the terms of the merger agreement between the Company and LKQ (the “Actions”). On September 17, 2007, Keystone entered into a conditional memorandum of understanding (the “Memorandum of Understanding”) with plaintiffs’ counsel and the other named defendants in the Actions. On September 24, 2007, in satisfaction of one of the conditions of the Memorandum of Understanding, Keystone, the other named defendants, and plaintiffs’ counsel reached an agreement regarding additional disclosures. The Company has agreed to make available to its shareholders certain additional information in connection with the proposed merger, and the Company, the other named defendants and the plaintiffs have agreed to settle the Actions, subject to certain conditions, including: confirmatory discovery, the closing of the merger and court approval of the final settlement. If the court approves the settlement contemplated in the Memorandum of Understanding, the Actions will be dismissed with prejudice. In addition, Keystone agreed to pay the legal fees and expenses of plaintiffs’ counsel in the amount of $550,000, subject to court approval. This payment will not affect the amount of merger consideration to be paid in the merger. The additional information is contained below and should be read in conjunction with Keystone’s proxy statement filed with the Securities and Exchange Commission (the “SEC”) on September 5, 2007 (the “Proxy Statement”).

Keystone denies all of the allegations in the Actions and does not make any admission that the additional information is material. Nevertheless, Keystone and the other defendants have agreed to settle the Actions in order to avoid costly litigation and eliminate the risk of any delay to the closing of the merger.

Additional Information Regarding Selection of the Finance Committee Members

As is disclosed in the Proxy Statement, the Board created the Finance Committee, comprised of Ronald G. Foster, Timothy C. McQuay and James R. Gerrity, for the specific purpose of reviewing and assessing strategic alternatives available to the Company. Mr. Foster’s selection was based on his knowledge of mergers and acquisitions and antitrust issues from his past experience in the automotive division of Tenneco, Inc. (“Tenneco”), where he specialized in mergers, joint ventures and turnaround situations, and his experience as a consultant. In particular, Mr. Foster served as the Vice President of Finance for Walker Manufacturing, a division of Tenneco, and later served as the Vice President of Corporate Development for Tenneco. In these positions he was intricately involved in corporate transactions and financial matters, such as mergers and acquisitions. Mr. McQuay’s selection was based on his extensive experience in the investment banking industry from his service at various financial and consulting institutions, including his current job as Managing Director of A.G. Edwards & Sons, Inc. Mr. Gerrity’s selection was based on his past involvement in numerous investment banking and consulting assignments and private investing activities and his knowledge of mergers and acquisitions from his experience as President and Chief Financial Officer of Dyneer Corporation. Mr. McQuay’s and Mr. Gerrity’s “independence” as that term is defined in Rule 4200 of the NASDAQ listing standards and Rule 10A-3(c) of the Securities Exchange Act were also considered in selecting them as members of the Finance Committee.

Additional Information Regarding Process with Private Equity Sponsors

As is disclosed in the Proxy Statement, J.P. Morgan Securities Inc. (“JPMorgan”) initiated preliminary discussions with a small group of private equity sponsors who were selected based on the sponsors’ focus on and experience with investments in the automotive aftermarket and distribution industries in the United States and internationally. The group of private equity sponsors was also selected based on the typical deal sizes that they have historically executed.

Between June 15, 2007 and July 3, 2007, JPMorgan did not contact the private equity sponsor which submitted a non-binding indication of interest to specifically ask it to improve and/or correct its proposal. As is disclosed in the Proxy Statement, by July 3, 2007, the offers from LKQ and the private equity sponsor presented substantially similar economic terms to Keystone’s shareholders. The Company did not pursue negotiating a higher offer from the private equity sponsor before deciding to terminate its discussions with the private equity sponsor on July 3, 2007 because, among other things, an improved offer from the private equity sponsor was highly unlikely without the completion of diligence and secured financing, which would require significant additional time without a guarantee of a higher price. Furthermore, because the private equity sponsor’s offer was highly conditional on the completion of diligence of the Ford/ITC patent proceeding, a lower offer after completion of diligence was likely because of the business risks presented by the patent proceeding.

Additional Information Regarding Opinion of J.P. Morgan Securities, Inc.

The companies selected to be the basis of the public trading multiples analysis shared similar business characteristics to the Company, including similarities to the Company’s distribution model, and were all involved in the automotive aftermarket industry. Companies with similar business characteristics not in the automotive aftermarket industry were not included in the analysis because of the unique characteristics of the automotive aftermarket and the differences displayed in the automotive distribution market dynamics versus the industrial distribution market.

In determining the transactions to be used in the selected transaction multiples analysis, JPMorgan reviewed thirteen comparable transactions and selected three of those transactions as being most relevant to its fairness analysis based on, among other factors, business model, transaction size, recency of transaction date, type of consideration and other transaction terms, as well as the target’s industry and end markets. Based on these factors, as disclosed in the Proxy Statement, JPMorgan focused its analysis on the following transactions: Bridgestone’s acquisition of Bandag, Investcorp’s acquisition of Fleetpride and Sumitomo’s acquisition of TBC Corp. The following table reflects the transaction value, the ratio of transaction value to trailing twelve months’ EBITDA and the type of consideration for each of the transactions reviewed by JPMorgan.

Announced Date	Acquirer	Target	Transaction Value¹	TV/TTM EBITDA²	Consideration
Automotive Aftermarket/Retail
12/4/2006	Bridgestone Corp.	Bandag Inc.	$942	10.6x	Cash
6/7/2006	Investcorp International Inc.	FleetPride Inc.	$506	9.6x	Cash
9/18/2005	Sumitomo Corp.	TBC Corp.	$1,092	10.4x	Cash
			Median	10.4x
			Mean	10.2x

¹	Transaction value defined as net debt plus equity
²	Ratio is Transaction Value/ Trailing Twelve Months’ EBITDA

In connection with its review of the fairness of the transaction, JPMorgan performed a sensitivity analysis to quantify the potential impact on the Company’s equity value per share of the Company either over- or under-achieving the EBIT projections as outlined in management’s business plan. The following chart reflects this potential impact if EBIT margins, expressed as a percentage of revenues, exceeded or fell below projected values by 1% or 2% at discount rates ranging from 9.5% to 10.5%.

Discounted Cash Flow EBIT Margin Sensitivity (Equity Value Per Share – $)

	EBIT margin sensitivity
	(2.00%)	(1.00%)	0.00%	1.00%	2.00%
Discount rate 9.50%	$32.62	$39.12	$45.61	$52.10	$58.59
10.00%	$29.91	$35.92	$41.92	$47.92	$53.93
10.50%	$27.60	$33.18	$38.77	$44.35	$49.93

In addition, the disclosure in the paragraph under the heading “Opinion of J.P. Morgan Securities Inc.—Discounted Cash Flow Analysis” on page 28 of the Proxy Statement is supplemented as follows (new text is underlined):

“JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for Keystone’s common stock. JPMorgan calculated the unlevered free cash flows that Keystone is expected to generate during fiscal years 2008 through 2017 based upon financial projections prepared by the management of Keystone. JPMorgan also calculated a range of terminal asset values of Keystone at the end of the period ending March 31, 2017 by applying a perpetual unlevered free cash flow growth rate ranging from 3.25% to 3.75%. The perpetual unlevered free cash flow growth rate was based on JPMorgan’s judgment and experience. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.5% to 10.5% which were chosen by JPMorgan based upon an analysis of the weighted average cost of capital of Keystone and JPMorgan’s judgment and experience. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for Keystone’s estimated excess cash, option exercise proceeds and total debt balances on October 31, 2007. Based on these assumptions, the discounted cash flow analysis implied a range for Keystone’s common stock as of October 31, 2007, of $38.13 to $46.66 per share.”

Additional Information Regarding Relationship Between JPMorgan and LKQ

JPMorgan currently lends to LKQ as a participant in LKQ’s credit facility. However, JPMorgan is not the arranger nor the agent. Additionally, JPMorgan provides treasury services to LKQ. JPMorgan does not provide financial advisory services or do any investment banking business with LKQ.

Additional Information Regarding JPMorgan’s Fee

Under an engagement letter between JPMorgan and the Company, JPMorgan is entitled to receive between 1.00% and 1.50% of the aggregate deal value, depending on the final purchase price, of which JPMorgan is entitled to receive $1.0 million as an announcement fee and $1.0 million as an opinion fee, each of which is payable regardless of whether the merger is consummated. At a purchase price of $48.00 per share, JPMorgan will receive approximately $8.9 million in total transaction fees (including the opinion and announcement fees), representing 1.10% of the aggregate deal value, if the proposed merger is consummated. If the Company receives any payment from another person following or in connection with the termination, abandonment or failure of the proposed merger to occur, JPMorgan will receive 25% of such payment received by the Company, but in no event will such payment to JPMorgan exceed the amount of transaction fees that JPMorgan would have received if the merger was consummated.

Additional Information and Where to Find It

Keystone’s stockholders are urged to read the Proxy Statement because it contains important information about Keystone and the proposed transaction. Investors, security holders and other interested parties may obtain free copies of the Proxy Statement and other documents filed with the SEC at the SEC’s website at www.sec.gov. The Proxy Statement and such other documents may also be obtained free of charge by going to Keystone’s Investor Relations page on its corporate website at www.keystone-auto.com or by directing such request to Keystone Automotive Industries, Inc., 655 Grassmere Park Drive, Nashville, TN 37211, Attn: Corporate Secretary.

In addition, Keystone and its officers and directors may be deemed to be participants in the solicitation of proxies from Keystone’s stockholders with respect to the proposed transaction. Information concerning the interests of Keystone’s participants in the solicitation is set forth in Keystone’s proxy statements and Annual Reports on Form 10-K, and any interests that Keystone’s participants have in the proposed transaction are available in the Proxy Statement. LKQ may be deemed to be participating in the solicitation of Keystone’s stockholders in favor of the approval of the merger as well. Information concerning LKQ’s directors and executive officers is set forth in LKQ’s proxy statements and Annual Reports on Form 10-K filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov or by going to LKQ’s investor relations page on its corporate website at www.lkqcorp.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

Date: October 1, 2007	By:	/s/ John G. Arena, Esq.
John G. Arena Vice President, General Counsel and Secretary